EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
RESULTS OF SHAREHOLDER MEETINGS (Unaudited)

A special meeting of Shareholders of Phoenix Aberdeen Series
Fund was held on November 16, 2000 to approve the following matters:

On the record date of November 16, 2000, there were 3,819,637 shares outstanding and 57.32% of the shares outstanding and entitled to vote that were present by proxy.


NUMBER OF VOTES

   FOR       AGAINST       ABSTAIN


1. Approve an Agreement and Plan of Reorganization
which provides for the reorganization of the Fund
into a Delaware business trust.
2,020,230     44,540     124,773

2. Amend the fundamental investment restriction of each
of the Funds regarding diversification.
1,994,788     62,262     132,493

3. Amend the fundamental investment restriction of each
of the Funds regarding concentration.
1,995,779     60,941     132,823

4. Amend the fundamental investment restriction of each
of the Funds regarding borrowing.
1,990,762     66,477     132,204

5. Amend the fundamental investment restriction of each
of the Funds regarding the issuance of senior
securities.
1,996,037     60,125     133,381

6. Amend the fundamental investment restriction of each
of the Funds regarding underwriting.
1,996,395     59,478     133,670

7. Amend the fundamental investment restriction of each
of the Funds regarding investing in real estate.
1,990,561     66,198     132,784

8. Amend the fundamental investment restriction of each
of the Funds regarding investing in commodities.
1,992,558     64,158     132,827

9. Amend the fundamental investment restriction of each
of the Funds regarding lending.
1,988,664     68,386     132,493

10. Amend the fundamental investment restriction of each
of the Funds regarding joint trading.
1,994,489     61,308     133,746

11. Amend the fundamental investment restriction of each
of the Funds regarding pledging of assets.
1,992,278     64,404     132,861

12. Eliminate the fundamental investment restriction of each of the Funds regarding short sales.
1,994,400     61,994     133,149

13. Eliminate the fundamental investment restriction of each of the Funds regarding the purchase of securities on margin.
1,990,516     66,166     132,861

14. Eliminate the fundamental investment restriction of each of the Funds regarding officer or trustee ownership of securities.
1,993,344     62,720     133,479

15. Eliminate the fundamental investment restriction of each of the Funds regarding the purchase of securities of
other investment companies.
1,999,490     56,904     133,149

16. Eliminate the fundamental investment restriction of each of the Funds regarding the purchase of securities of
companies for the purpose of exercising management or control.
1,986,947      60,148     142,448

17. Eliminate the fundamental investment restriction of each of the Funds regarding investing in oil, gas or other mineral leases.
1,994,921     61,152     133,470

18. Eliminate the fundamental investment restriction of each of the Funds regarding investing in and writing
puts, calls and straddles.
1,988,765     64,504     136,274

19. Eliminate the fundamental investment restriction of each of the Funds regarding the purchase of illiquid securities.
1,988,031     65,155     136,357

20. Eliminate the fundamental investment restriction of each of the Funds regarding securities lending.
1,986,229     66,669     136,645